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                                                      Rule 424(b)(3)
                                                      File No. 33-62479

Pricing Supplement No. 55                             Dated: September 24, 1997
(To Prospectus dated October 6, 1995
Prospectus Supplement dated October 17, 1995)



U.S.$2,500,000,000

Heller Financial, Inc.

Medium-Term Notes, Series G

(Registered Notes - Floating Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $25,000,000                         Issue Price: 100%

Original Issue Date: September 29, 1997               Stated Maturity Date: September 29, 1998

Form: [X] Book-Entry  [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
  (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
  (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
  (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [ ] Commercial Paper Rate [X] LIBOR [ ] Treasury Rate
             [ ] Federal Funds Rate [ ] Prime Rate [ ] Other: Fixed

Interest Reset Period: Quarterly

Interest Payment Period: Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement): The 29th day of September, December, March and June
of each year, beginning December 29, 1997, up to but excluding the Stated Maturity Date.

Interest Payment Dates: (If other than as specified in the Prospectus Supplement: The 29th day of September, December, March and
June of each year, beginning December 29, 1997 up to and including the Stated Maturity Date.

Interest Determination Date(s): Two London Banking Days prior to each Interest Reset Date.
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                                       Rule 424(b)(3)
                                       File No. 33-62479

Pricing Supplement: No. 55              Dated: September 24, 1997
(To Prospectus dated October 6, 1995
Prospectus Supplement dated October 17, 1995)


Initial Interest Rate: 5.69875%

Index Maturity: N/A

Day Count Convention: Act/360

Maximum Interest Rate: N/A             Minimum Interest Rate: N/A

Spread (+/-): -.02%                    Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
  Initial Redemption Date:
  The Redemption Price shall initially be % of the principal amount of the Note to be redeemed and shall decline at each anniversary of the Initial
  Redemption Date by   % of the principal amount to be redeemed until the
  Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
  Optional Repayment Dates:
  Optional Repayment Prices:

Repayment Provisions:
  (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
  Total Amount of OID:
  Yield to Maturity:
  Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .05%

Other Provisions:  a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO. 55
                       UNDER MTN-SERIES G PROGRAM: $1,694,750,000.00
                   b)  CUSIP #42333HHQ8

Agent:   Citicorp Securities, Inc.
         399 Park Avenue
         7th Floor
         New York, New York 10043